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                                               January 11, 2008


Web Wizard, Inc.
Ya Tang Chao, President
No. 8 Lane 15 Gang Yang
Xin CunHuicheng, Xin Hui,
Jiang Men City, China

Gentlemen:

      We have acted as counsel to Web Wizard, Inc., a Nevada corporation (the "Company") in connection with its filing of a registration statement on Form SB-2 (the "Registration Statement") covering 3,225,000 shares of common stock $.001 par value (the "Common Stock") to be sold by selling security holders ("Selling Security Holders").

      In our capacity as counsel to the Company, we have examined the copies of the Company's Certificate of Incorporation and By-laws, as amended to date, and the registration statement and all exhibits thereto.

      With respect to factual matters, we have relied upon statements and certificates of officers of the Company. We have also reviewed such other matters of law and examined and relied upon such other documents, records and certificates as we have deemed relevant hereto. In all such examinations we have assumed conformity with the original documents of all documents submitted to us as conformed or photostatic copies, the authenticity of all documents submitted to us as originals and the genuineness of all signatures on all documents submitted to us.

     In addition to the foregoing, we have also relied as to matters of fact upon the representations made by the Company and their representatives and upon representations made by the Selling Shareholders. In addition, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documentsof all documents submitted to us as certified or photostatic copies.

     On  the  basis of the foregoing, we are of the opinion that the  shares of
Common Stock  covered   by   this  Registration  Statement  have  been  validly
authorized, legally issued, fully paid and non-assessable.

     This opinion opines upon Nevada law including all applicable provisions of the statutory provisions, and reported judicial decisions interpreting those laws.

     We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our Firm in the Prospectus included therein under the caption "Legal Matters". In giving such consent, we do not admit that we are in the category of persons whose





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consent is required under Section 7 of the Securities Act of 1933 (the "Act") or the rules and regulations of the Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement or prospectus within the meaning of the term "expert" as defined in Section 11 of the Act or the rules and regulations promulgated thereunder.


         Very truly yours,

     /s/ Gersten Savage, LLP
---------------------------------
         Gersten Savage, LLP